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                                                                    EXHIBIT 4.2


                                TRUST AGREEMENT
                                       OF
                          CAREMARK RX CAPITAL TRUST I

         THIS TRUST AGREEMENT is made as of September 10, 1999 (this "Trust Agreement"), by and between Caremark Rx, Inc., a Delaware corporation, as depositor (the "Depositor"), and Wilmington Trust Company, a Delaware banking corporation, as trustee (the "Trustee"). The Depositor and the Trustee hereby agree as follows:

         1. The trust created hereby shall be known as "Caremark Rx Capital Trust I" (the "Trust"), in which name the Trustee or the Depositor, to the extent provided herein, may conduct the business of the Trust, make and execute contracts, and sue and be sued.

         2. The Depositor hereby assigns, transfers, conveys and sets over to the Trust the sum of $10. Such amount shall constitute the initial trust estate. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. ss. 3801, et seq. (the "Business Trust Act"), and that this document constitute the governing instrument of the Trust. The Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in the form attached hereto.

         3. The Depositor and the Trustee will enter into an amended and restated Trust Agreement satisfactory to each such party to provide for the contemplated operation of the Trust created hereby and the issuance of the Preferred Securities and Common Securities referred to therein. Prior to the execution and delivery of such amended and restated Trust Agreement, the Trustee shall not have any duty or obligation hereunder or with respect of the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise. Notwithstanding the foregoing, the Trustee may take all actions deemed proper as are necessary to effect the transactions contemplated herein.

         4. The Depositor, as the depositor of the Trust, is hereby authorized, in its discretion, (i) to prepare one or more offering memoranda or circular in preliminary and final form relating to the offering and sale of Preferred Securities of the Trust in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and such forms or filings as may be required by the 1933 Act, the Securities Exchange Act of 1934, as amended, or the Trust Indenture Act of 1939, as amended, in each case relating to the Preferred Securities of the Trust; (ii) to file and execute on behalf of the Trust, such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents that shall be necessary or desirable to register or establish the exemption from registration of the Preferred or Capital Securities of the Trust under the securities or "Blue Sky" laws of such jurisdictions as the Depositor, on behalf of the Trust, may deem necessary or desirable; (iii) to execute and file an application, and all other applications, statements, certificates, agreements and other instruments that shall be necessary or desirable, to the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market; (iv) to execute and

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deliver letters or documents to, or instruments for filing with, a depository relating to the Preferred Securities of the Trust; and (v) to execute, deliver and perform on behalf of the Trust one or more purchase agreements, dealer manager agreements, escrow agreements, remarketing agreements, registration rights agreements and other related agreements providing for or relating to the sale of the Preferred Securities of the Trust.

         In the event that any filing referred to in this Section 4 is required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), PORTAL or state securities or "Blue Sky" laws to be executed on behalf of the Trust by the Trustee, the Trustee, in its capacity as trustee of the Trust, is hereby authorized to join in any such filing and to execute on behalf of the Trust any and all of the foregoing, it being understood that the Trustee, in its capacity as trustee of the Trust, shall not be required to join in any such filing or execute on behalf of the Trust any such document unless required by the rules and regulations of the Commission, PORTAL or state securities or "Blue Sky" laws.

         5. This Trust Agreement may be executed in one or more counterparts.

         6. The number of trustees of the Trust initially shall be one and thereafter the number of trustees of the Trust shall be such number as shall be fixed from time to time by a written instrument signed by the Depositor which may increase or decrease the number of trustees of the Trust; provided, however, that to the extent required by the Business Trust Act, one trustee of the Trust shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware. Subject to the foregoing, the Depositor is entitled to appoint or remove without cause any trustee of the Trust at any time. Any trustee of the Trust may resign upon thirty days' prior notice to the Depositor.

         7. The Depositor hereby agrees to (i) reimburse the Trustee for all reasonable expenses (including reasonable fees and expenses of counsel and other experts) and (ii) indemnify, defend and hold harmless the Trustee and any of the officers, directors, employees and agents of the Trustee (the "Indemnified Persons") from and against and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel), taxes and penalties of any kind and nature whatsoever (collectively, "Expenses"), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of this Trust Agreement, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, however, that the Depositor shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of such Indemnified Person.

         8. This Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles).


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         IN WITNESS WHEREOF, the parties hereto have caused this Trust
Agreement to be duly executed as of the day and year first above written.


                                       CAREMARK RX, INC., as Depositor


                                       By: /s/ C. Clark Wingfield
                                          -------------------------------------
                                          Name:   C. Clark Wingfield
                                          Title:  EVP & CAO


                                       WILMINGTON TRUST COMPANY, as Trustee



                                       By:  /s/ James P. Lawler
                                          -------------------------------------
                                          Name:  James P. Lawler
                                          Title: Vice President


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